Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Monterey Capital Acquisition Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value per share, one redeemable warrant and one right to receive one-tenth of one share of Class A common stock(2)	457(o)	11,500,000	$10.00	$115,000,000	0.0000927	$10,661
	Equity	Shares of Class A common stock included as part of the units(3)	457(g)	11,500,000	—	—	0.0000927	—	(4)
	Equity	Redeemable warrants included as part of the units(3)	457(g)	11,500,000	—	—	0.0000927	—	(4)
	Equity	Rights included as part of the units(3)	457(g)	11,500,000	—	—	0.0000927	—	(4)
	Equity	Shares of Class A common stock underlying the Rights included as part of the units(3)	457(o)	1,150,000	$10.00	$11,500,000	0.0000927	$1,067
	Equity	Representative’s shares of Class A common stock	457(o)	172,500	$10.00	$1,725,000	0.0000927	$160
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	$128,225,000
	Total Fees Previously Paid	—
	Total Fee Offsets	—
	Net Fee Due	$11,888

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes 11,500,000 units, consisting of 11,500,000 shares of Class A common stock. 11,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, and 11,500,000 rights, with each right entitling the holder to receive one-tenth of one share of Class A common stock upon the closing of the business combination.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

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